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                                                                   EXHIBIT 10.17

                                 January 4, 2006

Mr. Harold F. Ilg
Safety National Casualty Corporation
2043 Woodland Parkway, Suite 200
St. Louis, Missouri 63146

Re: Amendment of Stock Option Award Agreement

Dear Harry:

     This will confirm that, pursuant to action taken by the Stock Option and Compensation Committee (the "Committee") of the Board of Directors of Delphi Financial Group, Inc. ("Delphi"), the Stock Option Award Agreement dated July 8, 2003 (the "Award Agreement"), pursuant to which you were granted options to purchase up to 225,000 shares (on a split-adjusted basis) of Delphi's Class A Common Stock pursuant to Delphi's 2003 Employee Long-Term Incentive and Share Award Plan (the "Plan"), has been amended as provided herein. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Award Agreement.

     Specifically, subparagraphs (a) and (b) of the third paragraph of the Award Agreement, which relate to the conditions to the exercisability of the Options, have been deleted in their entirety and replaced with the following:

     "(a) If SIG's aggregate Pre-Tax Operating Income (as such term is defined in Exhibit A hereto) for the period consisting of Delphi's 2003, 2004 and 2005 fiscal years is at least $216,700,000, 112,500 Options shall become exercisable. Alternatively, if SIG's aggregate Pre-Tax Operating Income for such period does not reach $216,700,000, but is greater than $196,134,656, a reduced number of the Options shall become exercisable, to be determined by interpolating between zero and 112,500 in relation to the point at which the Pre-Tax Operating Income amount falls in the range between $196,134,656 and $216,700,000. For example, if SIG's aggregate Pre-Tax Operating Income for such period were $206,417,328, 56,250 Options would become exercisable.

     (b) If SIG's aggregate Pre-Tax Operating Income for the

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Harfold F.Ilg
January 4, 2006
Page 2


period consisting of Delphi's 2003, 2004, 2005, 2006 and 2007 fiscal years is at least $417,185,000, 225,000 Options, less the number of Options, if any, as shall previously have become exercisable pursuant to the preceding clause (a) (the "Previously Vested Options"), shall become exercisable. Alternatively, if SIG's aggregate Pre-Tax Operating Income for such period does not reach $417,185,000, but is greater than $370,401,000, a reduced number of the Options shall become exercisable, to be determined by interpolating between zero and 225,000 in relation to the point at which the Pre-Tax Operating Income amount falls in the range between $370,401,000 and $417,185,000, and subtracting the number of the Previously Vested Options. For example, if SIG's aggregate Pre-Tax Operating Income for such period were $393,793,000, and the number of the Previously Vested Options was 56,250, 56,250 Options would become exercisable. If, in such example, there were no Previously Vested Options, 112,500 Options would become exercisable."

     Except as provided above, the Award Agreement shall remain in full force and effect according to its terms.

     If you are in agreement with and accept the terms and conditions of this Amendment, please confirm such agreement and acceptance by executing and dating both counterparts of this Amendment and returning one fully executed counterpart to me. The other counterpart should be retained for your files.

                                        Very truly yours,

                                        Chad W. Coulter
                                        Vice President, Secretary and General
                                        Counsel

Agreed to and accepted:

                                        Date:
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Harold F. Ilg

cc: Robert Rosenkranz